VOXX

Moderator:    Glenn Wiener
May 19, 2016
12:00 p.m. ET

CID:	9357994

Operator:	This is conference # 9357994.

Operator:
Good day, ladies and gentlemen and welcome to the VOXX International Year-end Conference Call. At this time, all participants are in a listen-only mode. [Operator Instructions] Later, we will conduct a question-and-answer session and instructions will follow at that time. As a reminder, today’s conference may be recorded.

I’d now like to introduce your host for today’s conference Mr. Glenn Wiener. Sir, please go ahead.

Glenn Wiener:
Thank you, Liz, and good morning, everyone. Welcome to VOXX International's fiscal 2016 results conference call. The call today is being webcast on the Web site, www.voxxintl.com and can be accessed in the Investor Relations section. We also have a replay available for those who are unable to join us this morning.

We filed our Form 10-K with the Securities and Exchange Commission and issued our press release over PR Newswire yesterday. Both copies can be found on our Web site in the IR section under SEC Filings and News Releases, respectively.

Speaking for management this morning will be Pat Lavelle, our President and Chief Executive Officer; and Michael Stoehr, our Senior Vice President and Chief Financial Officer, both of whom will be available for questions after our prepared remarks. Before I turn the call over to Mike, I'd like to remind everyone that except for historical information contained herein, statements made on today's call and Webcast that would constitute forward-looking statements are based on currently available information. The Company assumes no responsibility to update any such forward-looking statements. Risk factors associated with our business are detailed in our Form 10-K for 2016 period ended February 29, 2016.

At this time, I'd like to turn the call over to our CEO, Pat Lavelle.

Pat Lavelle:
Good morning everyone and I think this time on this call we were going to report the numbers first and I’d have Mike go through that and then I’ll follow-up with some thoughts on the 2017 fiscal where we see opportunities, where we see growth within the categories that we’re in. So, we will start this morning with Mike. So, Mike.

Michael Stoehr:	OK, Pat. Thank you. Good morning everyone. I’ll begin today with a review of our financial results and balance sheet. And as Pat said, he'll cover the business segments in our outlook.

Net sales for both the fourth quarter of fiscal 2016 and fiscal 2015 were approximately $170 million. The euro averaged 1.09 versus 1.18, down 7.6% and when you exclude the euro conversion impact net sales were up approximately 2.4%.

Within our business segments, before adjusting for the euro, our automotive segment was down $6.1 million, but roughly half of that decline was attributable to the euro conversion.

Our aftermarket sales were down $3.9 million for the quarter, principally as a result of licensing our Jensen business, which approximated $3.2 million. When adjusting for the euro, our OEM business was up.

Premium Audio sales declined by $400,000, and again adjusting for the euro newly introduced products are having a positive impact on our performance. And as you can see from our results in the second half of the year, declines have been reduced significantly.

We have strong growth this quarter and our consumer accessories segment which was up approximately $7.8 million. Again, excluding the euro, and up $7.1 million overall. This was primarily due to the higher sales of wireless and Bluetooth speakers and 360Fly action cameras.

Gross margins came in at 27.6%, down 150 basis points. The principal cause of this was a shift in product mix within our consumer accessories and automotive business segments. Regarding automotive, margins declined as we are nearing the end of certain OEM programs and we would expect margins to increase as new programs begin this fiscal year.

Additionally, in quarter four of fiscal ‘16 we had two one-time events that adversely affected gross margins by 80 basis points and which will not repeat in fiscal ‘17. Without them gross margins would have been 28.4%. The decline in our margin was partially offset by improvements in tooling, obsolescence, and warranty.

Operating expenses were $54.3 million, or up $4.2 million, all of which was a result of the EyeLock transaction. I’d like to point out that almost 60% of our total R&D expenses are EyeLock driven as we continue to invest in building out the next generation of iris authentication products.

Also during the quarter we had a non-cash impairment charge of approximately $2.9 million. When looking at the pure overhead of the Company, without EyeLock and related expenses, and the impairment core overhead was down $2.9 million as we continue to institute cost control measures throughout our global footprint.

We reported an operating loss of $7.5 million versus a loss of $700,000 in last year's fourth quarter. Excluding the non-cash impairment and costs associated with EyeLock, which totaled $7 million combined, the operating loss would have been $500,000 from the core business.

Other expenses for fiscal 2016 fourth quarter totaled $2 million compared to $10.7 million in last year's fourth quarter. Interest and bank charges increased $1.3 million as a result of our amendment to the old loan agreement.

In the fourth quarter of fiscal ‘15 there was a lot of activity in Venezuela, which we’ve covered on prior calls were the expenses totaling $10 million, and our JV income related to ASA increased $300,000 for the quarter.

Based upon all of the above, this resulted in a net loss of $7 million inclusive of EyeLock or a net loss attributable to VOXX of $5.4 million in the fourth quarter of fiscal 2016 versus a net loss of $14.4 million for the comparable period in fiscal ‘15.

Lastly we reported EBITDA loss of $1 million versus an EBITDA loss of $6.2 million in the fourth quarter of last year. And adjusted EBITDA was $2 million versus $5.2 million for the comparable fourth quarter period.

Now for the fiscal year comparisons, but I’ll keep my remarks brief. As information in our Form 10-K and the euro impact is broken out in our press release. Net sales of $680 million were down close to $77 million or roughly 10% with the euro conversion accounting for $40 million of the decline.

The automotive segment declines were primarily due to the euro conversion, lower sales of remote starts, our licensing of the Jensen brand, lower satellite radio products sales, and the continued phased out of all the product lines offset by increases in our OEM business.

Both the Consumer Accessories and Premium Audio segment changes were similar to what I discussed in our fourth quarter remarks. Gross margins of 28.7% were down 90 basis points. Again, the overall discussions in the fourth quarter for automotive and consumer accessories hold this true, and Premium Audio margins increased 130 basis points, again reflecting higher margins associated with our newer offerings.

The fourth quarter events impacted gross profit margins by 20 basis points. Total operating expenses were flat for both periods at approximately $207 million. We had $17.6 million of expenses related to EyeLock and non-cash impairment charges, offset by $12 million in lower expenses related to the euro in fiscal ‘16 and $1.1 million related to restructuring charges in fiscal ‘15.

Core overhead on an apples-to-apples basis declined roughly $4 million. You can refer to Form 10-K for information regarding other income expenses as the fourth quarter comments are consistent. The close to $19 million variance primarily relates to Venezuela as I discussed previously.

The effective tax rate in fiscal 2016 was an income tax benefit of 22.3%. Details can be found in our 10-K. As a result of all the transaction charges incurred, we reported net loss inclusive EyeLock of $6.1 million and a net loss attributable to VOXX of $2.7 million versus a loss of $900,000 last fiscal year.

On an EBITDA basis, we reported EBITDA of $18.8 million versus $23.1 million last year and adjusted EBITDA of $24.8 million versus $41.5 million in fiscal ‘15. Please refer to our press release and Form 10-K for the adjustments.

Moving on to the balance sheet, our cash position as of February 29 2016 was $11.8 million versus $8.4 million on February 28, 2015, an increase of $3.4 million. Accounts receivable reduced by $15.7 million and our inventory positions decreased by $12.6 million.

Our total debt as of year-end which includes mortgages and capital leases stood at $100.9 million compared $86.2 million at fiscal year ‘15 year-end. This includes financing for our Lake Nona OEM facility of $9.2 million and acquisition in support of EyeLock of $29.3 million. Exclusives of these events, our total debt would have declined by approximately $24 million.

Lastly, in April, the Company closed on a second amended and restated credit agreement, which provided a total facility of $155 million composed of a $140 million asset based loan and a $15 million four-year term loan. This facility which expires in 2021 was secured by certain assets real estate and trademarks of the Company. Details of which are in our Form 8-K.

This concludes my prepared remarks and I'll turn the call over to Pat. Pat?

Pat Lavelle:
OK. Thank you, Mike. We knew coming into this year that it was a challenging environment and for most part we plan for it. The biggest impact came from a decline in premium audio sales due to ongoing product transitions throughout the year and products launch delays. However, moving into fiscal 2017, we have some encouraging signs.

Premium Audio is stabilizing, now that we have fully transitioned to the newer products that carry higher margins. Our OEM business performed well and we have a number of new contracts across all OEM product categories and sizable ones, which I’ll speak about momentarily.

We consolidated our aftermarket business and we believe this will help that group on a go forward basis. Consumer Accessories grew this past quarter and we should see better performance this year with the addition of EyeLock products, the new 360Fly 4K action cameras coming to market this month, and with expanded distribution. Additionally, we expect to see continued strength in wireless speakers and in reception products and our new project nursery cameras.

As for fiscal 2016, needless to say we are not pleased with the losses. As we move into the new fiscal year, in addition to our normal new product focus, we've also taken even more aggressive steps to align the organization and leverage resources more efficiently with an end goal of lowering our SG&A, while continuing to invest in technology.

I like to talk about our business segments, what we have in the works and what’s specifically is behind our optimism. Within our Automotive Group, VOXXHirschmann our OEM operation continues to build momentum. I discussed new contracts awarded in the third quarter valued at Û35 million on our last call.

During the fourth quarter, and in roughly 2.5 months since year-end, we were awarded new contracts totaling over $300 million. VOXXHirschmann Germany received awards of $99.6 million, VOXXHirschmann Solutions of $44 million, and VOXXHirschmann in North America of $168.4 million. Some are completely new and others are new awards, but replaced existing contracts. They’re all multiyear awards and the biggest impact will be in fiscal ‘18 through fiscal ‘21.

Some of the highlights are, new antenna and tuner contracts with multiple OEM partners, a trend we believe will continue as more and more wireless technologies move into the vehicle. New asset tracking contracts within the transportation industry. A new contract from (M’s de Mexico) for rear seat entertainment, and other contracts with GM for our new EVO base system we debuted at CES, new contracts for a minimum of eight vehicle models with one OE customer for our wireless entry keypad accessory which we also debuted at CES and will launch in July.

We also received several contracts with Subaru and Ford for our new 900 megahertz ultra range remote start system with programs that should run several years. Our pipeline is building and we have now received in excess of $800 million in new awards since we acquired Hirschmann and across all OEM operations.

As you know the lead time within the new OE -- within OE business is long, but I'm pleased to say that many of the awards that we won in fiscal ‘15 and ‘16 are now shipping and more will begin during fiscal ‘17. We expect OEM to continue to grow this year and well into the next several years.

In the aftermarket, we expect to see modest declines as we are continuing to phased out end-of-life products and we will not repeat approximately 6 months of Jensen sales as we license this business in August of 2015.

And aftermarket satellite radio sales continue to be affected by the increasing trend for these products to the standard on more and more vehicles. Additionally, we will be shipping our new CarLink Bluetooth Solution later this month, which could help offset some of the aftermarket softness.

Turing to Premium Audio, the new Klipsch products that we launched in our fiscal third quarter are beginning to reverse the declining sales trend I spoke about on our last call. New Bluetooth in-ear monitors, Bluetooth headphones, Dolby Atmos speaker systems and new streaming music systems are all placed well at retail. We have delivered the new hi-res WiSA theater system and our new DTS Play-Fi multi-room systems will be coming to market soon which would positively affect the top line in our second fiscal quarter. Our new product offerings are resonating at retail and with media.

In the last few months, we've gotten great reviews in trade, consumer, and business publications. And you can read more on these and other reviews and ratings on the Klipsch Web site, but there is a key takeaway here. The new products launched by Klipsch will have a positive impact and we believe fiscal ‘17 will show a return to growth in this category.

Consumer Accessories should continue to grow this year, we believe building on the 46% increase across our outdoor lifestyle speaker lines in fiscal Ô16 and our number one market share position in this category. Our 808 portable Bluetooth speakers launched only three years ago also showed double-digit growth and now rank number six by volume according to NPD.

The antenna category where we maintain our number one unit share position is slated for growth due to a number of promotions at major retailers for cord cutters and cord nevers. These are people who choose an over-the-air HD antenna and a Wi-Fi connection for free Internet TV and programming, eliminating costly cable.

We also have some new products. In July, Project Nursery which we debuted at CES, will launch a new line of monitors and a Sight & Sound Projector target at the lucrative baby infant market, which is a first for us. The new 360Fly 4K action camera ships later this month. This higher-end product features 4K higher resolution still pictures, live streaming, and has double the memory capacity to 64 gig. We’ve opened up distribution and have added independent sports marketing retailers and national retailers with more coming on throughout the year.

Turning to EyeLock, we believe our investment in EyeLock will be a strong value generator for our Company and our shareholders. Biometrics is [indiscernible] day. Its forecast to be a $30 billion market within the next four years. Now we know there will be multiple form factors, but in EyeLock we’re confident we have the best iris authentication solution in the industry with close to 80 patents or patents pending. Since we acquired our majority interest in them, we have allocated more resources to support R&D innovation. We are already working on next generation algorithms for all elements of the iris process including advance concepts that have pushed the limits of what's possible with optics, computer vision and machine learning techniques.

EyeLock technology currently resides natively on the four largest access control computer systems representing approximately 80% of the access control market. In addition to Stanley and Tyco, EyeLock now has a nationwide rep network and has expanded distribution with the additions of Anixter, ADI, PSA network, some of the largest value added resellers in the security market.

In addition we anticipate delivering a fourth generation iris module that is faster, cheaper and smaller than anything on the market today and we see limitless applications for the smart mobile, automotive, computation and financial service industries. Next month the embedded products group will be moving into their new location establishing their IoT Center of Excellence in Austin, Texas, where they will be working to embed technology into CE device networks, network appliances, automobiles and other IoT endpoints.

Over the past six months, EyeLock has doubled their pipeline and they remain in advanced discussions on several large multi-year contract opportunities. However much like the OEM relationships, these programs have long development cycles and take time to come to market with launch timing largely controlled by our partners and potential customers. With that said, based on recent conversations we believe several of these opportunities will materialize in the coming quarters, as we convert our pipeline into revenue.

Now while we still have some global economic headwinds, normal product transitions and there can always be so many unexpected events, we have every reason to believe that fiscal ‘17 will show organic growth on a dollar-to-dollar basis. We believe margins will hold. And we continue to take cost out of our business through refined procedural programs that increase productivity on a lower cost basis. Overall we expect to show significant improvements in operating income, net income and adjusted EBITDA and be in a position to generate positive cash flow while reducing our debt.

We do however have approximately $16 million to $18 million of annualized expenses for EyeLock that are geared towards R&D and innovation as we believe business with that group. We are encouraged and excited by the inbound interest we have received for licensing or acquiring the EyeLock technology.

As in years past, our first quarter is not projected to be our strongest as programs particularly in automotive have a bigger impact in the second and third quarter and load-ins with premium audio and consumer accessories are also planned for those periods.

We look forward to updating you on our progress, and at this time we will open the call up for questions.

Operator:	Our first question comes from the line of James Medvedeff with Cowen and Company. Your line is now open.

James Medvedeff:	Hi, good morning.

Pat Lavelle:	Good morning.

James Medvedeff:
I have a couple of questions here, one kind of jumps out at me, you say newer products sort of up and coming in the consumer accessories segment, and you let the mix somehow lowered the gross margin. So can you reconcile that?

Pat Lavelle:
Well, we had some onetime adjustments; the adjustments that Mike was talking about affected the accessory group primarily on those onetime adjustments. And that was 80 basis points for the overall in the quarter. The 360 action camera is a lower margin than what we would normally do within the accessory space, primarily because we are not responsible for all the expenses within that category because we work with 360Fly. So as far as the bottom line, we think the bottom line is consistent with what we have within the accessory group.

James Medvedeff:	So just digging into that a little bit further, can you say how much 360 degree fly contributed in the quarter?

Pat Lavelle:	We would normally not report. We’re only reporting on the top line numbers.

James Medvedeff:
And can you give a little more detail on those, those one-time items that -- I guess, more total gross margin by 80 basis points, but significantly more amount for [technical difficulty] what would gross margins have been in the segment without those charges and what were they?

Pat Lavelle:
One was a duty payment the other was a royalty adjustment and settlement. Those are one-times that won't repeat. I’d have to have -- I’d have to get back to you on exactly what the impact is for the accessory group.

James Medvedeff:	OK. And sort of in the same vein, the automotive gross margins were also lower and so that’s a mix issue between aftermarket and original equipment, is that right?

Pat Lavelle:
Yes, one of the impacts that we’ve had there is that we had an amortization program where we were amortizing expenses to the end of a particular contract, the manufacturer had taken more than what was projected, so the amortization ended earlier and therefore the margin on that product dropped and that impacted us for the quarter. Now that program will eventually be replaced by a newer program where what happens is you reestablish your margins. But that and then the lower sales in the aftermarket of our remote start due to a warm winter, that’s what was the majority of what affected the margins within the automotive group.

James Medvedeff:	So we should expect those to recover, is that one contract now finished completely sun-setted?

Pat Lavelle:	No, we’re still shipping on it. It should finish later this year.

James Medvedeff:	OK. So excluding that sort of thing we should be back a couple -- 100 basis points or so higher on gross margin by the end of the year?

Pat Lavelle:
Again I would have to look at it. There are some other things that maybe affecting it as we start some of the newer programs. We have new programs that will be starting; we have the accessory program that starts in July of this year that should have a positive impact on it. And then again, I couldn’t tell you right now how long the program that’s set to sunset goes into 2017; I can check that for you.

James Medvedeff:	OK. And I just want to make sure I’ve got the expense, sort of the right contract than expenses. SG&A you are going to try to keep flat year-over-year even including EyeLock?

Pat Lavelle:
Yes, we had a lot of onetime expenses in the year that will not repeat. So we think that those expenses could go a long way in covering the expense, the added expense we have from EyeLock. Now that being said, as EyeLock gets closer and closer to launch of some programs, we may see an uptick in overhead in EyeLock as we may have to rush to meet launch date set by the customer, which means bringing on some more software engineers and things like that.

James Medvedeff:	OK. And final question then overall I guess on the -- I have two more, on EyeLock when do you expect to launch those products?

Pat Lavelle:
We have won the RFQs at one of the major financial institutions. They are in the process of getting their systems ready for it. We check with them every month. Tyco is the integrator, so it’s really up to them. They’ve indicated that we would see it within the next few quarters, but it’s largely up to how well they do in getting ready for a total revamp of their security system of which we’re part of it and that’s what the major holdup there is. With one of the big government agencies we have delivered on the three part authentication process that they’ve been asking us to build, they are in their approval process and that is again something that is largely controlled by them. But we have delivered on what they’ve asked us to build for them.

James Medvedeff:
OK. And then my final question kind of returning to expenses is, how should we think about expenses in fiscal ‘17 relative to fiscal ‘16, higher, lower? The total expenses including EyeLock all in higher or lower?

Pat Lavelle:
Well I can tell you we had about $9 million in onetime expenses that had come in through non-cash impairment charges. So I would say that -- we are looking at EyeLock $16 million, $18 million somewhere around there that we’d see somewhere around $215 million, $216 million in overall expenses for the year.

James Medvedeff:	Perfect. Thank you very much.

Pat Lavelle:
You are welcome. Liz, we’d like to thank you. And for all participating, if you have any follow-ups by all means please feel free to contact my office, and we do appreciate the support and look forward to better days ahead. And with that Liz, we will conclude today's call.

Operator:	Ladies and gentlemen, thank you for your participation in today's conference. This concludes the program, and you may now disconnect. Everyone have a great day.

END